Exhibit 10.5
SEVERANCE AGREEMENT
BETWEEN QUANEX BUILDING PRODUCTS CORPORATION
AND
     This Agreement between Quanex Building Products Corporation, a Delaware corporation (the “Company”), and                      (the “Executive”) is effective as of the Effective Date (as defined herein), and is subject to and contingent upon the closing of the Contemplated Transactions (as defined in that certain Waiver and Release Agreement by and between the Company and Executive dated November 19, 2007). Certain capitalized terms used herein are defined in Section 19.
W I T N E S S E T H:
     Whereas, as an inducement for the Executive to accept the Company’s offer of employment, the Company agreed to provide the Executive a severance benefit under certain circumstances;
     Whereas, the Executive has accepted the position of                      with the Company (the “Employment Position”); and
     Whereas, the Company considers it to be in the best interests of the Company to enter into a severance agreement with the Executive;
     Now, Therefore, the parties agree, effective as stated above, as follows:
     Section 1. Term of This Agreement. The term of this Agreement shall begin on the Effective Date and, unless automatically extended pursuant to the second sentence of this Section 1, shall expire on the first to occur of:
     (i) the Executive’s death or the Executive’s Disability, which events shall also be deemed automatically to terminate Executive’s employment by the Company;
     (ii) the termination by the Executive or the Company of the Executive’s employment by the Company; or
     (iii) the end of the last day (the “Expiration Date”) of the 24-month period beginning on the Effective Date (or any period for which the term of this Agreement shall have been automatically extended pursuant to the second sentence of this Section 1).
If (i) the term of this Agreement shall not have expired as a result of the occurrence of one of the events described in clause (i) or (ii) of the immediately preceding sentence, and (ii) the Company shall not have given notice to the Executive at least ninety (90) days before the Expiration Date that the term of this Agreement will expire on the Expiration Date, then the term of this Agreement shall be automatically extended for successive one-year periods (the first such period to begin on the day immediately following the Expiration Date) unless the Company shall have given notice to the Executive at least ninety (90) days before the end of any one-year period for which the term of this Agreement shall have been automatically extended that such term will expire at the end of that one-year period. The expiration of the term of this Agreement shall not terminate this Agreement itself or affect the right of the Executive or the Executive’s legal representatives to enforce the payment of any amount or other benefit to which the Executive was entitled before the expiration of the term of this Agreement or to which the Executive became entitled as a result of the event (including the termination, whether by the Executive or the Company or automatically as provided in this Section 1, of the Executive’s employment by the Company) that caused the term of this Agreement to expire.
     Section 2. Event of Termination for Cause. An “Event of Termination for Cause” shall have occurred if, during the term of this Agreement, the Executive shall have committed:
     (i) gross negligence or willful misconduct in connection with his duties or in the course of his employment with the Company;
     (ii) an act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company;
     (iii) intentional wrongful damage to property of the Company;
     (iv) intentional wrongful disclosure of secret processes or confidential information of the Company; or
     (v) an act leading to a conviction of a felony or a misdemeanor involving moral turpitude.
For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated as a result of an “Event of Termination for Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board of Directors then in office at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board of Directors, the Executive had committed an act set forth above in this Section 2 and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Executive or his legal representatives to contest the validity or propriety of any such determination.
     Section 3. An Event of Termination for Good Reason. An “Event of Termination for Good Reason” shall mean the occurrence of any of the following on or before the first anniversary of the Effective Date:
     (i) a material change in the Executive’s primary duties in his Employment position;
     (ii) a material change in the Executive’s primary title, except that a nominal change in the Executive’s title that is merely descriptive and does not affect rank or status shall not constitute such an event;
     (iii) a reduction in the Executive’s annual base salary as in effect on the Effective Date (                    ($                    )) (the “Base Salary”);
     (iv) a reduction in the Executive’s annual bonus to an amount less than                                          ($                    ) [amount in effect on the Effective Date] at any time on or prior to the first anniversary of the Effective Date;

     (v) the Company or the Successor relocates the Executive’s principal office outside of the portion of the metropolitan area of the City of Houston, Texas that is located within the highway known as “Beltway 8”;
     (vi) the Company or the Successor fails to provide the Executive with any bonus, incentive, profit sharing, performance, savings, retirement or pension policy, plan, program or arrangement (such policies, plans, programs and arrangements collectively being referred to herein as “Basic Benefit Plans”), including, but not limited to, any deferred compensation, supplemental executive retirement or other retirement income, stock option, stock purchase, stock appreciation, or similar policy, plan, program or arrangement of the Company, on substantially the same basis, both in terms of the amount of benefits provided to the Executive (which are in any event always subject to the terms of any applicable Basic Benefit Plan) as other similarly situated executives of the Company;
     (vii) the Company or the Successor fails to provide the Executive with any of the Company’s other Executive benefit plans, policies, programs and arrangements, including, but not limited to, life insurance, medical, dental, health, hospital, accident or disability plans, that are provided to other similarly situated executives of the Company;
     (viii) the Company or the Successor fails to provide the Executive with any material fringe benefit enjoyed by other similarly situated executives of the Company;
     (ix) the Company or the Successor fails to provide the Executive with the number of paid vacation days that are provided to other similarly situated executives of the Company;
     (x) the Company or the Successor requires the Executive to perform a majority of his duties outside the Company’s principal executive offices for a period of more than 21 consecutive days or for more than 90 days in any calendar year;
     (xi) the Company or the Successor fails to honor any provision of any employment agreement Executive has or may in the future have with the Company or fail to honor any provision of this Agreement; or
     (xii) the Company or the Successor purports to terminate the Executive’s employment by the Company unless notice of that termination shall have been given to the Executive pursuant to, and that notice shall meet the requirements of, Section 4.
     For the sake of clarity, the automatic extension of this Agreement pursuant to the second sentence of Section 1 shall not apply to the provisions of this Section 3.
Section 4. Notice of Termination During the term of this Agreement, any termination by the Executive or the Company of the Executive’s employment by the Company, or any determination of the Executive’s Disability, shall be communicated by notice to the other party that shall indicate the specific paragraph of Section 5 pursuant to which the Executive is to receive benefits as a result of the termination. If the notice states that the Executive’s employment by the Company has been automatically terminated as a result of the Executive’s Disability, the notice shall (i) specifically describe the basis for the determination of the Executive’s Disability, and (ii) state the date of the determination of the

Executive’s Disability, which date shall be not more than ten (10) days before the date such notice is given. If the notice is from the Company and states that the Executive’s employment by the Company is terminated by the Company as a result of the occurrence of an Event of Termination for Cause, the notice shall specifically describe the action or inaction of the Executive that the Company believes constitutes an Event of Termination for Cause and shall be accompanied by a copy of the resolution satisfying Section 2. If the notice is from the Executive and states that the Executive’s employment by the Company is terminated by the Executive as a result of the occurrence of an Event of Termination for Good Reason, the notice shall specifically describe the action or inaction of the Company that the Executive believes constitutes an Event of Termination for Good Reason, which event must have occurred within 90 days prior to such notice. Each notice given pursuant to this Section 4 (other than a notice stating that the Executive’s employment by the Company has been automatically terminated as a result of the Executive’s Disability) shall state a date, which shall be not fewer than thirty (30) days nor more than sixty (60) days after the date such notice is given, on which the termination of the Executive’s employment by the Company is effective. The date so stated in accordance with this Section 4 shall be the “Termination Date”.
     Section 5. Benefits Payable on Termination.
     (a) If the Executive’s employment by the Company is terminated (whether by the Executive or the Company or automatically as provided in Section 1), the Executive shall be entitled to the following benefits:
     (i) If the Executive’s employment by the Company is terminated (x) by the Company as a result of the occurrence of an Event of Termination for Cause, or (y) by the Executive before the occurrence of an Event of Termination for Good Reason, then the Company shall pay to the Executive the Base Salary accrued through the Termination Date but not previously paid to the Executive, and the Executive shall be entitled to any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or with the Company, including, but not limited to, the Basic Benefit Plans and the Other Benefit Plans, which shall be governed by the terms thereof (except as explicitly modified by this Agreement).
     (ii) If the Executive’s employment by the Company is automatically terminated as a result of the Executive’s death or the Executive’s Disability, then (x) the Company shall pay to the Executive the Base Salary accrued through the date of the occurrence of that event but not previously paid to the Executive, and (y) the Executive shall be entitled to any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or with the Company, including, but not limited to, the Basic Benefit Plans and the Other Benefit Plans, which shall be governed by the terms thereof (except as explicitly modified by this Agreement).
     (iii) If the Executive’s employment by the Company is terminated (x) by the Company otherwise than as a result of the occurrence of an Event of Termination for Cause, or (y) by the Executive after the occurrence of an Event of Termination for Good Reason, which Event of Termination for Good Reason occurred prior to the first anniversary of the Effective Date, then the Executive shall be entitled to the following:
     (1) the Company shall pay to the Executive the Base Salary and compensation for earned but unused vacation time accrued through the Termination Date but not previously paid to the Executive;

     (2) the Company shall pay to the Executive an amount equal to the product of (A) the greater of (I) the Executive’s target performance bonus for the Fiscal Year in which the Termination Date occurs and (II) the Executive’s performance bonus for the Fiscal Year preceding the Fiscal Year in which the Termination Date occurs (including any deferred portion thereof) (the greater of the amounts described in clauses (I) and (II) of this Section 5(a)(iii)(2)(A) being referred to herein as the “Highest Bonus”), and (B) a fraction, the numerator of which is the number of days in the current Fiscal Year through the Termination Date and the denominator of which is 365;
     (3) in addition to the foregoing, the Company shall pay to the Executive, as a lump sum, an amount (the “Severance Payment”) equal to [24][18][12] months’ of the Executive’s Base Salary for the Fiscal Year in which the Termination Date occurs;
     (4) the Company, at its sole expense, shall pay the COBRA premiums for Executive and his covered dependents for the Company’s group health plan coverage (i.e., medical and dental) and, to the extent coverage is permitted for a former employee, for the applicable life, disability, and other Company welfare plans in which Executive participates for the Relevant Period; and
     (5) the Executive shall be entitled to any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or with the Company, including, but not limited to, the Basic Benefit Plans and the Other Benefit Plans, which shall be governed by the terms thereof (except as explicitly modified by this Agreement).
     (b) Unless the context requires otherwise, each payment required to be made to the Executive pursuant to the foregoing provisions of this Section 5(a) above (i) shall be made by check drawn on an account of the Company at a bank located in the United States of America, and (ii) shall be paid (x) if the Executive’s employment by the Company was terminated as a result of the Executive’s death or the Executive’s Disability, not more than thirty (30) days immediately following the date of the occurrence of that event, and (y) if the Executive’s employment by the Company was terminated for any other reason, on the Termination Payment Date.
     Section 6. Successors. Before the expiration of the term of this Agreement,
     (i) the Company shall not, directly or indirectly, consolidate with, merge into or sell or otherwise transfer its assets as an entirety or substantially as an entirety to, any person, or permit any person to consolidate with or merge into the Company, unless immediately after such consolidation, merger, sale or transfer, the Successor shall have assumed in writing the Company’s obligations under this Agreement; and
     (ii) not fewer than ten (10) days before the consummation of any consolidation of the Company with, merger by the Company into, or sale or other transfer by the Company of its assets as an entirety or substantially as an entirety to, any person, the Company shall give the Executive notice of that proposed transaction.

     Section 7. Notice. Notices required or permitted to be given by either party pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the other party or when deposited with the United States Postal Service as certified or registered mail with postage prepaid and addressed:
     (i) if to the Executive, at the Executive’s address last shown on the Company’s records, and
     (ii) if to the Company, at 1900 West Loop West, Suite 1500, Houston, Texas 77027, directed to the attention of the Chair of the Compensation & Management Development Committee of the Board of Directors.
or, in either case, to such other address as the party to whom or which such notice is to be given shall have specified by notice given to the other party.
     Section 8. Withholding Taxes. The Company may withhold from all payments to be paid to the Executive pursuant to this Agreement all taxes that, by applicable federal or state law, the Company is required to so withhold.
     Section 9. Expenses of Enforcement. Upon demand by the Executive made to the Company, the Company shall reimburse the Executive for the reasonable expenses (including attorneys’ fees and expenses) incurred by the Executive in enforcing or seeking to enforce the payment of any amount or other benefit to which the Executive shall have become entitled pursuant to this Agreement, including those incurred in connection with any arbitration initiated pursuant to Section 18
     Section 10. Other Employment Arrangements.
     (a) This Agreement does not affect the Executive’s existing or future employment arrangements with the Company, except as specifically provided herein. The Executive’s employment with the Company shall continue to be governed by the Executive’s existing or future employment agreements with the Company, if any, or, in the absence of any employment agreement, shall continue to be at the will of the Board of Directors of the Company or, if the Executive is not an officer of the Company at the time of the termination of the Executive’s employment with the Company, the will of the Chief Executive Officer of the Company, except that if the Executive’s employment with the Company is terminated (whether by the Executive or the Company), then the Executive shall be entitled to receive certain benefits, if any, as provided in this Agreement.
     (b) Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice of or provided by the Company or any of its affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or any of its affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, program, policy or practice of or provided by, or any contract or agreement with, the Company or any of its affiliates at or subsequent to the date of termination of the Executive’s employment with the Company shall be payable or otherwise provided in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.
     Section 11. Employment by Wholly Owned Entities. If, at or after the Effective Date, the Executive is or becomes an Executive of one or more corporations, partnerships, limited liability companies or other entities that are, directly or indirectly, wholly owned by the Company (“Wholly

Owned Entities”), references in this Agreement to the Executive’s employment by the Company shall include the Executive’s employment by any such Wholly Owned Entity.
     Section 12. No Obligation to Mitigate; No Rights of Offset.
     (a) The Executive shall not be required to mitigate the amount of any payment or other benefit required to be paid to the Executive pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by the Executive as a result of employment by another person.
     (b) The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.
     Section 13. Amendment and Waiver. No provision of this Agreement may be amended or waived (whether by act or course of conduct or omission or otherwise) unless that amendment or waiver is by written instrument signed by the parties hereto. No waiver by either party of any breach of this Agreement shall be deemed a waiver of any other or subsequent breach.
     Section 14. Governing Law. The validity, interpretation, construction and enforceability of this Agreement shall be governed by the laws of the State of Texas.
     Section 15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     Section 16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute the same instrument.
     Section 17. Assignment; Binding Effect. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representative. This Agreement shall be binding upon any Successor. The Company may not assign any of its obligations under this Agreement unless (i) such assignment is to a Successor and (ii) the requirements of Section 6 are fulfilled.
     Section 18. Arbitration. Any dispute between the parties arising out of this Agreement, whether as to this Agreement’s construction, interpretation or enforceability or as to any party’s breach or alleged breach of any provision of this Agreement, shall be submitted to arbitration in accordance with the following procedures:
     (i) Either party may demand such arbitration by giving notice of that demand to the other party. The notice shall state (x) the matter in controversy, and (y) the name of the arbitrator selected by the party giving the notice.
     (ii) Not more than 15 days after such notice is given, the other party shall give notice to the party who demanded arbitration of the name of the arbitrator selected by the other party. If the other party shall fail to timely give such notice, the arbitrator that the other party was entitled to select shall be named by the Arbitration Committee of the American Arbitration Association. Not more than 15 days after the second arbitrator is so named, the two arbitrators shall select a third arbitrator. If the two arbitrators shall fail to timely select a third arbitrator, the third arbitrator shall be named by the Arbitration Committee of the American Arbitration Association.
     (iii) The dispute shall be arbitrated at a hearing that shall be concluded within ten days immediately following the date the dispute is submitted to arbitration unless a majority of the arbitrators shall elect to extend the period of arbitration. Any award made by a majority of the arbitrators (x) shall be made within ten days following the conclusion of the arbitration hearing, (y) shall be conclusive and binding on the parties, and (z) may be made the subject of a judgment of any court having jurisdiction.
     (iv) All expenses of the arbitration shall be borne by the Company.
The agreement of the parties contained in the foregoing provisions of this Section 18 shall be a complete defense to any action, suit or other proceeding instituted in any court or before any administrative tribunal with respect to any dispute between the parties arising out of this Agreement.
     Section 19. Interpretation.
     (a) As used in this Agreement, the following terms and phrases have the indicated meanings:
     (i) “Affiliate” and “Affiliates” mean, when used with respect to any entity, individual, or other person, any other entity, individual, or other person which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with such entity, individual or person.
     (ii) “Base Salary” has the meaning assigned to that term in Section 3.
     (iii) “Basic Benefit Plans” has the meaning assigned to that term in Section 3.
     (iv) “Board of Directors” means the Board of Directors of the Company.
     (v) “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     (vi) “Company” has the meaning assigned to that term in the preamble to this Agreement. The term “Company” shall also include any Successor, whether the liability of such Successor under this Agreement is established by contract or occurs by operation of law.
     (vii) “Effective Date” means the closing of the transactions contemplated by the Distribution Agreement dated as of December 19, 2007 among Quanex Corporation, Quanex Building Products Corporation and Quanex Building Products Corporation Sub.
     (viii) “Executive” has the meaning assigned to such term in the preamble to this Agreement.
     (ix) “Executive’s Disability” means the physical or mental disability of the Executive determined in accordance with the disability policy of the Company at the time in effect and generally applicable to its salaried Executives. The Executive’s

Disability, and the automatic termination of the Executive’s employment by the Company by reason of the Executive’s Disability, shall be deemed to have occurred on the date of determination, provided that if (1) a Change in Control of the Company shall have occurred before the expiration of the term of this Agreement, (2) the Company shall have subsequently given notice pursuant to Section 4 of the Company’s determination of the Executive’s Disability, and (3) the Executive shall have given notice to the Company that the Executive disagrees with that determination, then (A) whether the Executive’s Disability shall have occurred shall be submitted to arbitration pursuant to Section 18, and (B) if a majority of the arbitrators decide that the Executive’s Disability had not occurred, at the date of determination by the Company, then (I) the Executive’s Disability, and the automatic termination of the Executive’s employment by the Company by reason of the Executive’s Disability, shall be deemed not to have occurred, and (II) on demand by the Executive made to the Company, the Company shall reimburse the Executive for the reasonable expenses (including attorneys’ fees and expenses) incurred by the Executive in obtaining that decision.
     (x) “Event of Termination for Cause” has the meaning assigned to that phrase in Section 2.
     (xi) “Event of Termination for Good Reason” has the meaning assigned to that phrase in Section 3.
     (xii) “Expiration Date” has the meaning assigned to that term in Section 1.
     (xiii) “Fiscal Year” means the fiscal year of the Company.
     (xiv) “Other Benefit Plan” means any employee welfare benefit plan (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company.
     (xv) “Relevant Period” means a period beginning on the Termination Date and ending on the first to occur of (x) the [24][18][12]-month anniversary of the Termination Date, or (y) the date on which the Executive becomes employed on a full-time basis by another person.
     (xvi) “Section 409A” means section 409A of the Internal Revenue Code of 1986, as it may be amended from time to time, and including regulations or other interpretive guidance issued with respect thereto.
     (xvii) “Severance Payment” has the meaning assigned to that term in Section 5(a).
     (xviii) “Successor” means a person with or into which the Company shall have been merged or consolidated or to which the Company shall have transferred its assets as an entirety or substantially as an entirety.
     (xix) “Termination Date” has the meaning assigned to that term in Section 4.

     (xx) “Termination Payment Date” means not more than ten (10) days following the Termination Date; provided, however that if the Board (or its delegate) determines in its sole discretion that as of the Termination Date, other than a termination due to death or Disability, the Executive is a specified employee (as defined in Section 409A(a)(2)(B)(i), and Department of Treasury regulations and other interpretive guidance issued thereunder) as of such date (a “Specified Employee”) and that Section 409A applies with respect to a portion of the payments hereunder, then with respect to such portion, the “Termination Payment Date” means the first business day following the six-month anniversary of the Termination Date
     (xxi) “This Agreement” means this Severance Agreement as it may be amended from time to time in accordance with Section 13.
     (xxii) “Wholly Owned Entities” has the meaning assigned to that term in Section 11.
     (b) In the event of the enactment of any successor provision to any statute or rule cited in this Agreement, references in this Agreement to such statute or rule shall be to such successor provision.
     (c) The headings of Sections of this Agreement shall not control the meaning or interpretation of this Agreement.
     (d) References in this Agreement to any Section are to the corresponding Section of this Agreement unless the context otherwise indicates.
     Section 20. Section 409A. This Agreement is intended to meet the requirements of Section 409A and shall be administered, construed and interpreted in a manner that is intended to meet those requirements. To the extent that the provision of a benefit or payment under the Agreement is subject to Section 409A, except as the Company and Executive otherwise determine in writing, the provision or payment shall be provided or paid in a manner that will meet the requirements of Section 409A, including regulations or other guidance issued with respect thereto, such that the provisions or payment shall not be subject to the additional tax or interest applicable under Section 409A. Any provision of this Agreement that would cause the provision or payment to fail to satisfy Section 409A shall be amended to comply with Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A. In the event additional regulations or other guidance is issued under Section 409A or a court of competent jurisdiction provides additional authority concerning the application of Section 409A with respect to the distributions under the Agreement, then the provisions of the Agreement regarding distributions shall be automatically amended to permit such distributions to be made at the earliest time permitted under such additional regulations, guidance or authority that is practicable and achieves the intent of the Agreement prior to its amendment to comply with Section 409A.
     Section 21. No Duplication of Payments or Benefits. Notwithstanding any provision of this Agreement to the contrary, if the Executive is receives payments or benefits under the change in control agreement entered into by and between the Executive and the Company, no amounts shall be payable to the Executive under this Agreement.
     Section 22. Waiver and Release. The Executive and the Company hereby acknowledge that this Agreement is the severance agreement contemplated by that certain Waiver and Release Agreement by and between the Executive and Company dated as of November 19, 2007.

     In Witness Whereof, the Company and the Executive have executed this Agreement this                      day of                                         , 2008, to be effective as set forth herein.

QUANEX BUILDING PRODUCTS CORPORATION

By:

Name:

Title:

EXECUTIVE